Filed Pursuant to Rule 424(b)(7)
Registration No. 333-205399

Prospectus Supplement

(To prospectus dated July 1, 2015)

4,566,666 shares

Common stock

The selling stockholders are offering 4,566,666 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “IMPR.” On July 31, 2015, the closing price for our common stock, as reported on the New York Stock Exchange, was $15.20 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

	Per share	Total
Public offering price	$15.00	$68,499,990
Underwriting discounts (1)	$.90	$4,109,999
Proceeds, before expenses, to selling stockholders	$14.10	$64,389,991

(1)	We refer you to “Underwriting” beginning on page S-27 of this prospectus supplement for additional information regarding total underwriter compensation.

The selling stockholders have granted the underwriters the right to purchase up to an additional 684,999 shares of our common stock.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk factors” contained in this preliminary prospectus supplement, as well as those contained in the accompanying prospectus and the documents incorporated herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about August 11, 2015.

J.P. Morgan	Barclays	Piper Jaffray

Stifel

Wells Fargo Securities		Oppenheimer & Co.

The date of this prospectus supplement is August 5, 2015.

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. We sometimes refer to the shares of our common stock as the “shares” throughout this prospectus supplement and the accompanying prospectus.

This prospectus supplement describes the terms of the offering by the selling stockholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated July 1, 2015, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and in any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision.

None of our company, the selling stockholders nor the underwriters have authorized anyone to provide you with different information from or in addition to that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized for use in connection with this offering. None of our company, the selling stockholders nor the underwriters take any responsibility for, and can provide no assurance as to, the reliability of any information others may give you. This document may only be used where it is legal to sell these shares. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus authorized for use in connection with this offering, is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Imprivata” the “Company,” the “Registrant,” “us,” “we” and “our” are to Imprivata, Inc., a Delaware corporation, and its consolidated subsidiaries.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may include trademarks, service marks and trade names owned by us or other companies. We own various U.S. federal trademark registrations and applications, and unregistered trademarks, including the following marks referred to in this prospectus supplement: “Imprivata,” “PatientSecure,” “Imprivata Confirm ID,” “Imprivata Cortext,” “Cortext,” “OneSign,” “OneSign Secure Walk-Away,” “OneSign Anywhere,” “No Click Access” and “Enabling Healthcare. Securely.” All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus and the information incorporated herein and therein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Prospectus supplement summary

This summary highlights selected information appearing elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the financial statements and other information incorporated by reference herein and therein. In addition, please read the “Risk factors” beginning on page S-6 of this prospectus supplement and the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, before making an investment decision.

Overview

We are a leading provider of IT security and identity solutions to the healthcare industry that help providers securely and efficiently access, communicate and transact patient health information. The Imprivata security and identity platform provides authentication management, fast access to patient information, secure communications and positive patient identification products to address critical security and compliance challenges faced by healthcare organizations, while improving provider productivity and the patient experience. We believe our solutions save clinicians significant time and effort to focus on patient care, improve both provider and patient satisfaction, and enable compliance with complex privacy and security regulations. Our solutions can be installed on workstations and other application access points throughout an organization and, once deployed, become a critical part of our customer’s security and identity infrastructure. As a result, we believe that our security and identity products are some of the most widely-used technology solutions deployed by our customers.

Risks associated with our business

Our business is subject to many risks and uncertainties of which you should be aware before you decide to invest in our common stock. These risks are discussed more fully under “Risk factors” in this prospectus supplement. These risks include the following:

•	we have a history of losses, we expect to continue to incur losses and we may not be profitable in the future;

•	we depend on sales of our Imprivata OneSign solution in the healthcare market for a substantial portion of our revenue, and any decrease in its sales would harm our business, financial condition and results of operation;

•	we may not be able to attract new customers and retain and increase sales to our existing customers, which could have a material adverse effect on our business, financial condition and results of operations;

•	developments in the healthcare industry or regulatory environment could negatively affect our business;

•	we depend on sole source suppliers and a contract manufacturer for hardware components of our Imprivata OneSign solution. If we are unable to source our components from these suppliers or effectively forecast our customer demand to properly manage our inventory, our business and operating results could be adversely affected;

•	if we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights; and

•	our executive officers, directors, current 5% or greater stockholders and entities affiliated with any of them, together will beneficially own 62.5% of our common stock outstanding after this offering based on the number of shares outstanding as of July 27, 2015; the concentration of our capital stock ownership with insiders after this offering will likely limit your ability to influence corporate matters.

Implications of being an emerging growth company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions as long as we are an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (1) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (2) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the previous three years; or (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the Securities and Exchange Commission. We may choose to take advantage of some but not all of the exemptions available to emerging growth companies. We have taken advantage of reduced reporting requirements in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Also, we have irrevocably elected to “opt out” of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our corporate information

We were incorporated in Delaware on May 7, 2001. Our principal executive office is located at 10 Maguire Road, Building 1, Suite 125, Lexington, Massachusetts 02421, and our telephone number is (781) 674-2700. Our website address is www.imprivata.com. We do not incorporate the information on or accessible through our website into this prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement or the registration statement of which it forms a part.

The offering

Common stock offered by the selling stockholders	4,566,666 shares

Common stock outstanding before and after this offering	24,405,411 shares

Option to purchase additional shares	The underwriters have an option for a period 30 days to purchase up to 684,999 additional shares of our common stock from the selling stockholders

Use of proceeds	We will not receive any proceeds from the sale of the shares offered hereby. See “Use of proceeds” in this prospectus supplement.

New York Stock Exchange Symbol	IMPR

Risk Factors	See “Risk factors” beginning on page S-6 in this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

The number of our shares of common stock shown as issued and outstanding in the above table as of July 27, 2015 excludes:

•	4,691,843 shares of common stock issuable upon exercise of stock options outstanding as of July 27, 2015, with a weighted average exercise price of $7.37 per share;

•	1,995,439 shares of common stock reserved for future issuance under our 2014 Stock Option and Incentive Plan; and

•	627,033 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan.

Except as otherwise noted, we have presented the information in this prospectus supplement:

•	assuming no exercise of outstanding stock options described above; and

•	assuming no exercise by the underwriters of the option to purchase additional shares of common stock from the selling stockholders.

Summary consolidated financial data

The tables below present summary historical consolidated financial data. The summary consolidated financial data as of and for the years ended December 31, 2014, 2013 and 2012, is derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the six months ended June 30, 2015, and for the six months ended June 30, 2014, is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statement data includes, in the opinion of management, all normal recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for these periods. This information is only a summary and is not necessarily indicative of the results of our future operations. You should read this data in conjunction with our historical consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” contained in our annual report, quarterly reports and other information on file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Six months ended June 30,		Year ended December 31,
(in thousands, except per share data)	2015	2014	2014	2013	2012
Revenue
Product	$29,218	$21,499	$52,164	$39,124	$29,992
Maintenance and services	26,386	21,175	44,815	31,987	24,032

Total Revenue	55,604	42,674	96,979	71,111	54,024

Cost of Revenue
Product	7,511	4,635	12,310	7,849	6,855
Maintenance and services	10,223	8,593	17,678	11,020	6,563

Total cost of revenue	17,734	13,228	29,988	18,869	13,418

Gross Profit	37,870	29,446	66,991	52,242	40,606
Operating Expenses
Research and development	14,711	12,827	25,781	19,609	12,322
Sales and marketing	25,018	21,635	45,003	30,538	22,473
General and administrative	9,170	5,324	12,052	7,619	4,564

Total Operating Expenses	48,899	39,786	82,836	57,766	39,359

(Loss) income from operations	(11,029)	(10,340)	(15,845)	(5,524)	1,247
Other income (expense)
Foreign currency exchange (loss) gain	(312)	(127)	(576)	229	(77)
Interest and other income expense, net	(20)	(65)	(146)	(120)	(13)

(Loss) income before income taxes	(11,361)	(10,532)	(16,567)	(5,415)	1,157
Income taxes (1)	764	87	169	108	109

(Loss) net income	(12,125)	(10,619)	(16,736)	(5,523)	1,048
Accretion of redeemable convertible preferred stock	—	(2,442)	(2,442)	(4,952)	(4,957)

Net loss attributable to common stockholders	$(12,125)	$(13,061)	$(19,178)	$(10,475)	$(3,909)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.51)	$(3.25)	$(1.37)	$(3.12)	$(1.36)

Weighted average common stock outstanding used in computing net loss per share attributable to common stockholders
Basic and diluted	24,007	4,021	13,950	3,359	2,868

(1)	For a discussion of the income tax expense incurred in the six months ended June 30, 2015, please refer to footnote 12 of our unaudited consolidated financial statements included with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

	As of June 30, 2015	As of December 31,
(in thousands)		2014	2013	2012
Consolidated balance sheet data:
Cash and cash equivalents	$54,673	$78,524	$13,284	$15,410
Total assets	111,242	118,179	46,470	43,824
Deferred revenue	39,691	37,141	28,574	21,756
Redeemable preferred stock	—	—	91,607	86,655
Total stockholders’ equity (deficit)	$55,521	$64,276	$(89,607)	$(80,310)

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as other information we include or incorporate by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus supplement and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described above and in the documents incorporated herein by reference, including (i) our annual report on Form 10-K for the fiscal year ended December 31, 2014, which is on file with the SEC, (ii) our quarterly report on Form 10-Q for the quarter ended June 30, 2015, which is on file with the SEC, and (iii) other documents we file with the SEC that are incorporated by reference into this prospectus supplement.

Risks related to this offering

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters after this offering.

Our executive officers, directors, current 5% or greater stockholders and entities affiliated with any of them, together beneficially own 62.5% of our common stock outstanding, based on the number of shares outstanding as of July 27, 2015. After this offering, such stockholders will beneficially own in the aggregate, 36.17% of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholders. As a result, these stockholders, if they act together, will have significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and may take actions that may not be in the best interests of our other stockholders. This concentration of ownership could also limit stockholders’ ability to influence corporate matters. Accordingly, corporate actions might be taken even if other stockholders oppose them, or may not be taken even if other stockholders view them as in the best interests of our stockholders. This concentration of ownership may have the effect of delaying or preventing a change of control of our company, may make the approval of certain transactions difficult or impossible without the support of these stockholders and might adversely affect the market price of our common stock.

A significant portion of our total outstanding shares may be sold into the market at any time, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Upon the completion of this offering, shares of our common stock beneficially owned by certain of our executive officers and directors and the selling stockholders, will be subject to lock-up agreements with the underwriters that prohibit, subject to certain exceptions, the disposal or pledge of, or the hedging against, any of their common stock or securities convertible into or exchangeable for shares of common stock for a period of 75 days after the date of this prospectus supplement. However, all of the shares sold in this offering and the remaining shares of our common stock outstanding prior to this offering will not be subject to lock-up agreements with the underwriters and, except to the extent such shares are held by our affiliates, will be freely tradeable without restriction, and certain shares held by affiliates are currently registered for resale. In addition, certain holders of our outstanding common stock have registration rights pursuant to which we may be required to register such shares for resale under the Securities Act of 1933. Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Special note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the accompanying prospectus, and in particular those factors referenced in the section “Risk factors.”

This prospectus supplement and the accompanying prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein contains estimates and other statistical data that we obtained or derived from, or that we estimated in good faith based partly on, industry publications, surveys, forecasts and reports, governmental publications, reports by market research firms or other independent sources. Industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable and the conclusions contained in the publications and reports are reasonable.

Business

We are a leading provider of IT security and identity solutions to the healthcare industry that help providers securely and efficiently access, communicate and transact patient health information. The Imprivata security and identity platform provides authentication management, fast access to patient information, secure communications and positive patient identification products to address critical security and compliance challenges faced by healthcare organizations, while improving provider productivity and the patient experience. We believe our solutions save clinicians significant time and effort to focus on patient care, improve both provider and patient satisfaction, and enable compliance with complex privacy and security regulations. Our solutions can be installed on workstations and other application access points throughout an organization and, once deployed, become a critical part of our customer’s security and identity infrastructure. As a result, we believe that our security and identity products are some of the most widely-used technology solutions deployed by our customers.

With the widespread adoption of healthcare information technology systems and increasing security and privacy regulations, demand for our solutions has grown. Our revenue growth is derived from both sales to new customers as well as add-on sales to our existing customer base. Consistent with our healthcare focused strategy, our customers, including large integrated healthcare systems, academic medical centers and small- and medium-sized independent healthcare facilities, accounted for the majority of the growth in sales to new customers. Many of our customers continue to add licensed users and purchase additional products and services from us after the initial sale.

Our flagship solution, Imprivata OneSign, is used by our customers to solve three critical IT security problems in their organizations. First, Imprivata OneSign allows our customers to replace username and password-based authentication with a stronger and more efficient form of authentication technology, such as fingerprint biometrics, proximity cards, and smartcards, which we refer to collectively as authentication management. Second, Imprivata OneSign also allows our customers to eliminate multiple log-ons to different applications by using a single log-on, which we refer to as enterprise single sign-on. Third, using authentication management, single sign-on, and our other offerings, including integration with leading electronic health record systems for e-prescribing and virtual desktop infrastructure, Imprivata OneSign allows our customers to strengthen security while optimizing clinical workflows, which we refer to as workflow automation. Our solutions, which consist of Imprivata Cortext, Imprivata Confirm ID and Imprivata PatientSecure in addition to Imprivata OneSign, have been designed to be easy to implement, use and manage in complex healthcare environments and may be purchased together or separately.

We believe any healthcare organization that relies on information technology is a potential customer for our solutions. As of December 31, 2014, our solutions had over 3.6 million licensed users in over 1,200 healthcare organizations in 21 countries, including large integrated healthcare systems, academic medical centers, and small- and medium-sized independent healthcare facilities. Following the initial sale, many of our healthcare customers continue to add licensed users and purchase additional products and services from us. We estimate that the total available market in healthcare organizations in North America and other global markets that we currently serve is approximately $5.0 billion.

Many other industries face security and productivity challenges similar to those in healthcare. Although healthcare is our primary focus, we sell to non-healthcare organizations, including financial services, the public sector and other industries. As of December 31, 2014, Imprivata OneSign had over 760,000 licensed users in over 400 non-healthcare organizations. While our non-healthcare business continues to grow, it has decreased as a percentage of total sales.

We sell our solutions through our direct sales force and sales partners in the United States and internationally. During the six months ended June 30, 2015 and 2014, our revenue was $55.6 million and $42.7 million respectively, representing year-over-year growth of 30%. During the years ended December 31, 2014, 2013 and 2012, our revenue was $97.0 million, $71.1 million and $54.0 million, respectively, representing year-over-year growth of 36% from 2013 to 2014, and 32% from 2012 to 2013. Our net loss for the six months ended June 30, 2015 was $12.1 million. Our net loss for 2014 and 2013 was $16.7 million and $5.5 million, respectively, and in 2012 we had a net income of $1.0 million. As of June 30, 2015, we had an accumulated deficit of $119.7 million.

We are focused on growing our business to pursue the significant market opportunity we see for our products and services, and we plan to continue to invest in the growth of our business. As a result, we expect to incur significant operating costs relating to the research and development initiatives for our new and existing solutions and products, and for the expansion of our sales and marketing operations as we hire additional sales personnel, and to increase our marketing efforts and expand into new geographical markets. We also expect to increase our general and administrative expenses to continue to comply with the requirements of being a public company.

Benefits of our solutions

We believe our solutions provide the following key benefits:

•	Help healthcare organizations comply with security and privacy regulations: By securing access to workstations in the healthcare organization, our solutions help reduce the risk of breaching security or privacy regulations. For example, Imprivata OneSign, as a critical part of our customers’ security and identity infrastructure, can be deployed at every application access point in the healthcare organization, thereby limiting the risk of a privacy breach. For example, HIPAA requires specific policies, procedures and security controls for access to protected health information, or PHI, wherever it is located or accessed.

•	Save clinicians time: Healthcare organizations can utilize our integrated authentication and access management solutions to reduce the time to log-on to applications. By eliminating the need to type in multiple usernames and passwords across multiple applications, our Imprivata OneSign solution enables clinicians to work more efficiently, and spend more time on patient care. By using our solutions, some of our customers have reported that clinicians can save up to 45 minutes per shift.

•	Improve clinician satisfaction by optimizing workflows: Imprivata OneSign, through authentication management, enterprise single sign-on and workflow enhancements, optimizes clinical workflows. Our solutions address clinical workflow challenges such as switching users rapidly on a shared workstation, keeping a session active as a clinician moves throughout the hospital in providing care, and automating navigation between applications based on individual clinician preferences. We believe that these and other workflow enhancements increase clinician satisfaction.

•	Improve financial performance: We believe that our solutions improve the financial performance of healthcare organizations by enhancing clinician productivity and increasing utilization of investments in electronic health record, or EHR, systems and other healthcare information technologies. In the United States, we help our customers achieve meaningful use and qualify for the financial incentives available through the HITECH Act. In addition, we believe that our solutions reduce the number of help desk calls and costs associated with forgotten passwords.

Our strengths

We believe that the following strengths will enable us to maintain and extend our leadership position as a provider of IT security and identity solutions in the healthcare industry:

•	Compelling feature set and ease of implementation, use and management: We provide our customers with compelling features that differentiate Imprivata OneSign as an enterprise-wide authentication and access management solution, including finger biometric identification, integrated authentication and enterprise single sign-on, application programming interfaces for independent software vendors, virtual desktop support with multiple vendors, including zero- and thin-client devices, and new solutions. Our Imprivata OneSign solution is designed to be easy to implement throughout the enterprise by information technology personnel, easy to use by clinicians, and easy to manage by IT administrators.

•	Our healthcare customers view us as fundamental to their security and compliance solutions: We believe our healthcare customers view us as a strategic partner to help them optimize clinical workflow, improve clinician satisfaction and comply with changing regulatory requirements. Our customers routinely identify specific challenges in the clinical setting and request that we develop innovative solutions to address them. Recent product developments, such as virtual desktop automation, fade-to-lock and authentication for electronic prescribing resulted from these customer interactions.

•	Stable customer base with significant additional sales opportunities: Many of our customers continue to add licensed users and purchase additional products and services from us after the initial sale. For example, add-on sales to existing customers accounted for over half of our new product revenues in the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012. In the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012, we derived 43%, 38%, 38% and 33%, respectively, of our revenue from sales to existing customers, 20%, 26%, 30%, and 35%, respectively, of our total revenue from sales to new customers, with the remaining revenue in each of those periods from software maintenance renewals and professional services. In addition, in the year ended December 31, 2014, we retained greater than 90% of the aggregate dollar value of maintenance contracts up for renewal by all customers and 97% of the aggregate dollar value of maintenance contracts up for renewal by healthcare customers. The consistency of add-on sales to existing customers and the recurring nature of our maintenance revenues provide visibility into our future performance.

•	Global distribution network and strong selling relationships: We access our customers through multiple channels, including a global direct sales force and a network of sales partners, to sell our solutions worldwide. As of June 30, 2015, our direct sales force consisted of 101 people in the United States and internationally. Our sales partners consist of value-added resellers and EHR systems vendors that resell our Imprivata OneSign solution on a standalone basis or as part of an integrated solution. We also have country- and region-specific sales partners targeting selected international markets. In the six months ended June 30, 2015 and each of the years ended December 31, 2014, 2013 and 2012, we generated approximately 57%, 57%, 59% and 59%, respectively, of our revenue through our relationships with sales partners.

•	Our partner ecosystem: We have strategic relationships with leading EHR systems, virtual desktop infrastructure platforms and device vendors that provide the ability to integrate our solutions with their products and services. Integration with EHR systems, such as EpicCare and Cerner Millennium, allows us to streamline clinical workflow and improve clinician experience. Integration with virtual desktop infrastructure computing environments, such as VMware Horizon View, Citrix XenApp and Citrix XenDesktop, allows us to streamline the authentication process and control and improve the visual experience. Integration with chip and protocol suppliers, such as Teradici and Texas Instruments, allows us to incorporate our authentication functionality directly into thin and zero client devices.

•	Culture of continuous innovation: We have fostered a culture that stresses innovation as a core competency. We continue to invest in research and development in order to solve security and productivity challenges and improve overall workflow efficiencies for our customers. This culture has resulted in the ongoing enhancement of Imprivata OneSign and the development of solutions, including Imprivata Cortext, our secure communications solution, and Imprivata Confirm ID, our electronic prescribing of controlled substances, or EPCS, solution, and the acquisition of Imprivata PatientSecure, our positive patient identification solution. We also continue to develop new product offerings for our existing solutions. For instance, we now also offer Imprivata ID, a hands free authentication option for Imprivata Confirm ID.

Our strategy

Our goal is to extend our leadership position as a provider of IT security and identity solutions to the healthcare industry that help providers securely and efficiently access, communicate and transact patient health information.

Key elements of our strategy include:

•	Acquire new healthcare customers: According to HIMSS Analytics, our Imprivata OneSign solution was used in approximately 19.6% of hospitals in the United States as of March 2015. We believe our Imprivata OneSign solution can provide significant value to both large and small hospitals and other healthcare organizations that do not currently license our solutions. We added 248 new healthcare customers in the year ended December 31, 2014.

•	Drive further penetration into our installed base of customers: Our customers’ initial purchases rarely include all of our solutions for all of their users. As a result, many of our customers continue to add licensed users and purchase additional products and services from us after the initial sale. For example, these add-on sales accounted for over half of our new product revenues in the years ended December 31, 2014, 2013 and 2012. In the years ended December 31, 2014, 2013 and 2012, we derived 38%, 38% and 33%, respectively, of our revenue from sales to existing customers, 26%, 30% and 35%, respectively, of our revenue from sales to new customers, with the remaining revenue in each of those periods from software maintenance renewals and professional services. We plan to add sales and customer experience personnel in order to grow our revenue from our installed base.

•	Extend our security and identity technology leadership, develop innovative products and address additional workflow challenges: We intend to continue our investment in research and development to further differentiate and enhance the functionality of our solutions. We plan to also invest in developing new products and solutions that expand the range of security, productivity and workflow optimization solutions we offer to healthcare organizations. For example, with our Imprivata Cortext solution, we are beginning to provide a secure communication solution for healthcare organizations. In addition, with our Imprivata Confirm ID solution, we are beginning to provide a secure e-prescribing solution for healthcare organizations, and with our Imprivata PatientSecure solution we are beginning to provide a positive patient identification solution to the healthcare industry.

•	Grow our international healthcare presence: In addition to our core market in the United States, we offer our solutions in more than 20 countries, including Australia, Belgium, Canada, Denmark, France, Germany, the Netherlands, the United Arab Emirates and the United Kingdom. We plan to utilize both our direct sales force and local sales partners to expand our presence in countries throughout Europe and develop new markets in Latin America, Middle East and Asia Pacific regions.

•	Expand our solutions into new healthcare settings: Our solutions today are primarily sold to hospitals and other inpatient healthcare facilities, but there is an opportunity for us to sell our solutions into other healthcare settings as well. For example, we believe there are growth opportunities for our software platform in outpatient or ambulatory facilities in the United States.

•	Acquire complementary businesses, technologies and assets: Since 2010, we have completed three technology-based acquisitions to expand our solutions offering. We may pursue acquisitions that complement our existing business, represent a strategic fit and are consistent with our overall growth strategy. We may also target future acquisitions that reinforce our presence in markets we currently serve or that help us to access new markets, or that add functionality and capabilities to our solutions.

Our solutions

Our solutions consist of Imprivata OneSign, Imprivata Cortext, Imprivata Confirm ID and Imprivata PatientSecure. We also provide professional services and support capabilities to help our customers realize the full benefits of our solutions.

Imprivata OneSign

Imprivata OneSign is a suite of authentication and access management products that can be delivered either pre-loaded on a hardware server or as a software only solution with all components required to make the solution operational “out-of-the-box.” Imprivata OneSign enables fast, secure access and workflow optimization to workstations and applications. We derive substantially all of our revenue from sales of Imprivata OneSign and its related products and services. Imprivata OneSign consists of three main offerings: Authentication Management, Enterprise Single Sign-On, and Workflow Automation.

Authentication Management is software used to replace the act of manually entering a user’s log-on name and password with a stronger and more convenient form of authentication technology, such as fingerprint biometrics, proximity cards, smartcards or token. This simplifies and secures the user’s access to physical and virtual desktops. Authentication Management is also used for securely identifying users for transactions such as ordering prescriptions electronically.

Authentication Management also has an application programming interface, called the OneSign ProveID API, which allows for integration with various other healthcare information technologies. For instance, major vendors of acute-care EHR systems integrate with the Imprivata OneSign ProveID API to provide authentication management for electronic prescriptions. Similarly, other solution vendors, such as secure print management, medication dispensing units and virtual desktop infrastructure device manufacturers use our OneSign ProveID API to provide authentication management capabilities.

Additional Authentication Management software and hardware products include the following:

•	Virtual Desktop Access software enables authentication to virtual desktops for all of the three major virtualization environments: VMware Horizon View, Citrix XenApp, and Citrix XenDesktop. With Virtual Desktop Access, clinicians can quickly and securely “roam” their desktop across locations while preserving their application state.

•	Fingerprint Biometric Identification software enables clinicians to verify their identity and access their desktop and applications with just a touch of a finger.

•	Proximity Card and Fingerprint Readers are authentication devices that connect to workstations. Proximity Card Readers support a broad range of card types and are able to support multiple card types on a single card reader. When used in conjunction with Authentication Management, clinicians no longer need to type in their usernames and passwords multiple times to access applications and workstations. Instead, they simply tap their badge or touch their finger to a reader to gain instant access, delivering significant time savings for clinicians.

•	Self-Service Password Management enables clinicians to securely retrieve or change a lost password, minimizing frustration, interruption and costly user support.

•	Secure Walk-Away enables healthcare organizations to address problems associated with unattended workstations. The solution utilizes facial recognition and motion detection software integrated with commercially available desktop cameras to automatically lock a screen when an authenticated user walks away from the workstation.

•	Enterprise Single Sign-On software simplifies application log-on, automating username and password entry for authenticated users. A licensed user simply completes the initial authentication transaction and subsequent log-ons and log-offs are automated, eliminating the need to separately log-on when accessing workstations or applications. Our Imprivata OneSign solution enables the user to automatically access each application without otherwise modifying it.

•	Imprivata OneSign Anywhere provides remote single sign-on access for enterprise and web-based applications from a web-based browser on home computers and tablet devices.

Workflow Automation enables healthcare organizations to automate certain access workflows, such as auto-launching specific applications at the point of a clinician’s authentication to the desktop, roaming a clinician’s desktop as they move from one workstation to another, and enabling users to log into and out of their desktop without going through its log-on and log-off process, which is known as fast user switching.

Imprivata Cortext

Imprivata Cortext is a cloud-supported secure communications platform that provides healthcare organizations with secure messaging capabilities in compliance with applicable data privacy and security regulations. Imprivata Cortext is offered as a software subscription for iPhone, Android and Blackberry devices as well as desktop and other workstation endpoints. Clinicians use Imprivata Cortext to securely transmit messages and images that may contain PHI in the course of providing patient care, helping healthcare organizations comply with HIPAA regulations while improving and streamlining clinical communication processes for clinicians, decreasing response time by clinicians by up to 88%. Among Imprivata Cortext’s features are multi-device real-time synchronization, persistent alerts and Imprivata OneSign integration.

•	Multi-device real-time synchronization—Enables healthcare providers to use Imprivata Cortext across their smartphones, tablets and workstations. All alerts, messages, photos, groups, favorites, contacts and directories sync in real-time across all devices, regardless of which device providers are logged into.

•	Persistent alerts—Similar to pager functionality, Imprivata Cortext allows providers to set persistent alerts to help ensure they don’t miss messages. The length and frequency of the alert can be customized based on user preference.

•	Imprivata OneSign integration—Imprivata Cortext integrates with Imprivata OneSign, to enable single sign-on and re-authentication to the Imprivata Cortext desktop and browser applications. The integration of Imprivata Cortext with Imprivata OneSign streamlines clinical workflow efficiency by giving providers instant access to the secure communications platform from any mobile device or workstation.

This solution was introduced in October 2012 and the enterprise version of Imprivata Cortext was launched in February 2014. It is offered as a subscription-based service. As of December 31, 2014, our Imprivata Cortext was being used by 90 customers. As of June 30, 2015, we have generated an immaterial amount of revenue from sales of Imprivata Cortext.

Imprivata Confirm ID

Imprivata Confirm ID is a software solution that simplifies the adoption of DEA regulatory requirements for electronic prescribing of controlled substances (EPCS), helping care providers address the workflow inefficiencies and potential for fraud caused by paper-based prescriptions. The solution helps simplify provider identity proofing, enable supervised enrollment, and enforce two factor authentication requirements while maintaining a comprehensive audit throughout the entire process. Imprivata Confirm ID also integrates with leading EHR systems and offers multiple DEA-approved two-factor authentication options for prescription signing, giving providers a single, consistent e-prescribing experience for all medications, and helping healthcare organizations achieve e-prescribing criteria for meaningful use and qualify for the financial incentives available through the HITECH Act.

Imprivata Confirm ID supports fingerprint biometric identification, hands free one-time-password (OTP) tokens and traditional passwords, giving providers the option to use the two-factor authentication modalities that best fit their prescribing workflows. Imprivata Confirm ID automates the presentation of the authentication modality, prompting prescribers with only the options available and allowed for EPCS. The solution can operate as part of an integrated Imprivata authentication platform or as a stand-alone solution. This solution was launched in February 2015 and is licensed on an annual subscription basis. As of February 24, 2015, Imprivata Confirm ID had 19 customers.

In June 2015, Imprivata ID was launched to deliver secure and efficient two factor authentication, leveraging Bluetooth technology to enable hands free token authentication between a healthcare provider’s smart phone and Imprivata Confirm ID. Over time, we expect Imprivata ID to become a core element of our other security and identity solutions, enabling secure and efficient hands free authentication and improved workflows.

Imprivata PatientSecure

Imprivata PatientSecure is a software-based positive patient identification solution that uses palm vein biometrics to accurately and securely identify patients and retrieve their digital health record across multiple clinical systems at the point of care by integrating with existing EHRs as well as admission, discharge and transfer (ADT) systems that track a patient through care in a healthcare organization, and patient database systems, such as EMPI. According to industry sources, medical identity theft was estimated to have increased by 22% from 2014 to 2015. In addition, it is estimated that patients are misidentified at a rate of about 7% to more than 10% during traditional record searches. By creating a one-to-one link between a patient and multiple EHR records, we believe that our Imprivata PatientSecure solution helps improve patient safety, revenue cycle efficiency, and patient experience by reducing duplicate medical records and overlays and helps reduce the risk of identity theft and insurance fraud. As of June 30, 2015, Imprivata PatientSecure has identified over 26 million patients across more than 60 healthcare systems comprising more than 350 hospitals and thousands of clinics. On April 30, 2015, we acquired HT Systems, LLC, the developer of Imprivata PatientSecure, and we intend to license Imprivata PatientSecure on a perpetual basis.

Customer experience

We believe that it is important for our customers to realize the full benefits of their investments in our solutions. When our solution is deployed, it is critical to ensure a high degree of uptime for all users because our Imprivata OneSign solution is the access point to all their clinical applications. Although our solutions are easy to use, install and deploy, our customer experience team further works with our customers to ensure successful deployments and utilization of our solutions within existing clinical workflows without disrupting the delivery of patient care.

We provide the following customer services:

•	Professional Services provides implementation and deployment services combined with clinical workflow expertise and deployment best practices gained from working with healthcare customers in the United States and globally. These services range across every phase of the deployment lifecycle from workflow analysis, solution readiness, implementation, and ongoing workflow optimization.

•	Customer Support provides technical product support for all of our customers, including those customers who purchase our solutions through our sales partners. All of our customers receive live phone support during business hours and 24-hour access to our online customer support center where they can download new software releases, gain access to our solution knowledge base and manage their support cases. We offer two levels of support: standard and premium. During the years ended December 31, 2014, 2013 and 2012, 64%, 61% and 56%, respectively, of our customers purchasing customer support purchased premium support, which, as compared to standard customer support, includes 24-by-7 year-round support for critical support cases.

•	Customer Education provides online learning, system administration, system implementation and ongoing maintenance training to the customer personnel involved in a deployment of our solutions.

•	Customer Advocacy works with our customers as a single point of contact to help them realize the full benefits of our solutions by understanding their technology roadmap, proactively planning software upgrades and monitoring customer deployment progress. Customer advocates coordinate between professional services, technical support and customer education to deliver services and assist our efforts to respond to customer requests and feedback.

Sales and marketing

Sales. We use a direct and indirect sales model to reach our customers. In the United States, our field territory account managers sell primarily to larger healthcare organizations, including new and existing customers. Our inside sales team sells primarily to smaller healthcare organizations, including both new and existing customers. Internationally, our territory managers are assigned by geography and target both small and large customers. We extend our sales coverage by utilizing authorized sales partners in the United States and internationally. Our sales partners include EHR vendors, system integrators and value-added resellers. Our agreements with our sales partners and value-added resellers are generally non-exclusive, may be terminated with 60 to 90 days’ notice and do not contain any obligations for renewal. Our sales force is supported by sales engineers. We also have a team in North America focused on non-healthcare customers.

Marketing. Our marketing efforts are focused on building our brand reputation, increasing market awareness and generating demand for our solutions. This team focuses primarily on product marketing and management, communications, events, international marketing, and public relations functions. Our marketing activities include inbound and outbound lead generation programs, digital media programs such as our website and online advertising, customer advisory boards, industry trade shows and conferences, and press and industry analyst relations.

Customers

Consistent with our healthcare-focused strategy, approximately 88%, 84% and 80% of our revenue from new sales were attributable to sales to healthcare organizations during the years ended December 31, 2014, 2013 and 2012, respectively.

No single end-customer accounted for more than 4% of our revenue in the years ended December 31, 2014, 2013 and 2012.

We sell our products to healthcare organizations internationally, including organizations in Australia, Belgium, Canada, Denmark, France, Germany, the Netherlands, the United Arab Emirates and the United Kingdom. During the years ended December 31, 2014, 2013 and 2012, markets outside of the United States represented 21%, 21%, and 22% of our revenue, respectively. We expect to continue to derive a substantial portion of our international revenues from foreign government-operated healthcare organizations. Sales to governmental entities present risks in addition to those involved in sales to commercial customers, including potential disruption due to changes in appropriation and spending patterns, delays in budget approvals and exposure to penalties in the event of violations of the Foreign Corrupt Practices Act.

Research and development

Our continued investment in research and development is critical to building innovative solutions and our business. We employ engineers with expertise in various fields, including software and firmware development, database design, user experience, networking, biometrics and mobile communication. We have research and development personnel in Lexington, Massachusetts, Santa Cruz, California, San Francisco, California and third-party development providers in Lviv, Ukraine and Buenos Aires, Argentina who assist us with quality assurance testing and targeted development projects. The third-party development providers perform services pursuant to statements of work under a master services agreement, which may be terminated by us without cause with 60 days’ notice or by the development provider without cause with 60 days’ notice, unless a statement of work is in progress. As of June 30, 2015, we employed 117 full-time research and development employees and we utilized 55 additional personnel employed by our third-party development providers in Lviv, Ukraine and Buenos Aires, Argentina. Our research and development expenditures were $14.7 million, $25.8 million, $19.6 million and $12.3 million in the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively.

Intellectual property

Our success depends, in part, upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary contractual provisions to protect our proprietary technology and our brand.

We own 25 U.S. patents, including 15 patents on aspects of our Imprivata OneSign solution. The expiration dates of these patents range from October 28, 2015 through October 3, 2031 (not accounting for any patent term extension). Currently we have 12 utility patent applications and 2 provisional patent applications pending in the United States.

We conduct business under Imprivata OneSign. Imprivata Cortext and Imprivata Confirm ID trademarks, among others. We believe that having distinctive marks may be an important factor in marketing our products. We have registered trademarks in the United States and in selected other jurisdictions. We actively monitor use of our trademarks, and enforce our rights as necessary.

We rely on trade secrets to protect substantial portions of our technology. We generally seek to protect these trade secrets by entering into non-disclosure agreements with our employees and customers and third parties and by restricting access and use of our proprietary software and other confidential information.

Our software is also protected by U.S. and international copyright laws. We also license software from third parties for integration into our Imprivata OneSign solution, including open source software and other software available on commercially reasonable terms.

Competition

Imprivata OneSign’s primary competitor in the healthcare market is Caradigm USA, LLC, a joint venture of General Electric Company and Microsoft Corporation. We also compete with several smaller providers of security and identity solutions focused on the healthcare market, as well as several large security and identity vendors that are not specifically focused on the healthcare market.

We believe that we compete effectively on the basis of the following factors:

•	security expertise in the healthcare domain;

•	brand awareness and reputation;

•	breadth of our solutions set and ease of implementation, use and management;

•	breadth of product distribution;

•	strategic relationships and ability to integrate with software and device vendors; and

•	product innovation and ability to meet customer needs.

Imprivata Cortext, Imprivata Confirm ID and Imprivata PatientSecure each competes in highly fragmented markets, consisting of large numbers of rapidly changing vendors. We may face increased competition in the future, including competition from large, multinational companies with significant resources. Potential competitors may have existing relationships with purchasers of other products and services within the healthcare organization, which may enhance their ability to gain a foothold in our market.

Government regulation

Substantially all of our revenue is derived from the healthcare industry. The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences which affect the purchasing practices and operations of our customers, as well as the behavior and attitudes of our licensed users. These laws and regulations are broad in scope and they are subject to evolving interpretations. We devote significant efforts to establish and maintain compliance with all regulatory requirements that we believe are applicable to our business and the services we offer. The principal laws and regulations that affect our operations and contractual relationships include:

HIPAA

HIPAA contains substantial restrictions and health data privacy, security and breach notification requirements with respect to the use and disclosure of PHI. HIPAA applies to covered entities, such as healthcare providers that conduct electronic health transactions and health plans. In 2009, the HITECH Act made certain HIPAA privacy and security standards directly applicable to “business associates,” defined as entities that receive or obtain PHI in connection with performing functions on behalf of or providing services to covered entities. Most of our customers are covered entities under HIPAA, and they rely on our solutions to facilitate their compliance with their HIPAA requirements. We are also subject to direct liability under HIPAA as a business associate when we handle and have access to our customers’ PHI, such as through our Imprivata Cortext solution. Accordingly, in the United States, we are subject to HIPAA and its implementing regulations, as well as comparable state privacy and security laws. The HITECH Act increased the penalties for HIPAA violations, which can result in fines of up to $1.5 million per violation (since enactment of the HITECH Act, the average fine per incident has been $1.1 million). For knowing HIPAA violations, criminal penalties include fines of up to $250,000 or 10 years imprisonment. The penalty amount for a violation is determined by the level of neglect or willful behavior exhibited by the business associate. In addition, the HITECH Act gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts on behalf of any resident of their state against business associates to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil action.

Other laws

In addition to HIPAA, most states have enacted confidentiality laws that protect against the unauthorized disclosure of PHI, and many states have adopted or are considering further legislation in this area, including privacy safeguards, security standards and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we must comply with them even though they may be subject to different interpretations by various courts and other governmental authorities.

In addition to complying with applicable U.S. law, the use and disclosure of PHI is subject to regulation in other jurisdictions in which we do business or expect to do business in the future. Those jurisdictions may attempt to apply such laws extraterritorially or through treaties or other arrangements with U.S. governmental entities. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future which may increase the chance that we violate them. Any such developments, or developments stemming from enactment or modification of other laws, or the failure by us to comply with their requirements or to accurately anticipate the application or interpretation of these laws, could discourage us from offering certain of our solutions, such as Imprivata Cortext, to customers outside of the United States.

Our solutions utilize encryption technologies that are subject to multilateral export control laws and regulations. Such regulations require us to maintain an encryption registration with the U.S. Department of Commerce and to submit annual reports that identify the encryption-enabled items that we export. Each encryption-enabled product, component or technology that we export is subject to pre-export classification requirement that may in some cases include mandatory pre-export submissions to the U.S. government, and certain encryption-related technical information is subject to case-by-case export licensing to some destinations in which operate or make disclosures to contractors, such as the Ukraine.

The United State Drug Enforcement Administration (DEA), in its Interim Final Rule regarding Electronic Prescriptions of Controlled Substances (EPCS), allows providers to send prescriptions for controlled substances to retail pharmacies provided certain identity-proofing requirements of the provider are met and provided further that approved two-factor authentication is used within the electronic prescribing system at the time the prescription is generated. We believe Imprivata Confirm ID will allow EHR vendors that have integrated with the Imprivata Confirm ID application programming interface to meet these requirements.

In New York, the I-STOP (Internet System for Tracking Over-Prescribing) law mandates that all patient medications be prescribed electronically by March 27, 2016 in accordance with the DEA regulations referenced above. We believe Imprivata Confirm ID will assist providers in New York to comply with I-STOP, and we anticipate that other states may consider enacting similar laws requiring electronic transmission of prescriptions.

Suppliers

We purchase hardware components that are incorporated into our solutions from various suppliers and manufacturers. For example, we purchase our fingerprint readers from Avnet, Inc., our proximity card readers from RF IDeas, Inc., our palm vein readers from Fujitsu Computer Products of America, Inc., and appliances (servers) from our contract manufacturer Unicom, Inc. according to our specifications including branding. In the event we are unable to procure certain components for our solutions from our suppliers or manufacturers, we may be required to redesign some of our solutions in order to incorporate technology from alternative sources. Some of these components are off-the-shelf while others are components sourced exclusively for us.

Employees

As of June 30, 2015, we had 429 employees, consisting of 117 in research and development, 154 in sales and marketing, 105 in customer experience and support, and 53 in general and administrative. None of our employees is covered by a collective bargaining agreement or is represented by a labor union. We consider current employee relations to be good.

Legal proceedings

From time to time, we may be involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters which arise in the ordinary course of business. We are not currently involved in any material legal proceedings.

Use of proceeds

The proceeds from the disposition of the shares of our common stock covered by this prospectus supplement will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares being offered hereby. The selling stockholders identified in this prospectus supplement will pay any underwriting discounts and commissions incurred by the selling stockholders in disposing of the shares of common stock. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus supplement, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of the selling stockholders’ counsel.

Price range of our common stock

Our common stock commenced trading on the New York Stock Exchange under the symbol “IMPR” on June 25, 2014. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low reported sales prices of our common stock as reported on the New York Stock Exchange:

	High	Low
2014
Second Quarter (from June 25, 2014)	$16.38	$15.50
Third Quarter	$16.58	$12.70
Fourth Quarter	$15.71	$12.11
2015
First Quarter	$16.54	$12.14
Second Quarter	$16.83	$12.78
Third Quarter (through July 31, 2015)	$17.08	$14.35

On July 31, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $15.20 per share.

As of July 27, 2015, we had approximately 101 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividend policy

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to finance the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2015.

(in thousands, except share and per share data)	As of June 30, 2014
Cash and cash equivalents	$54,673
Total indebtedness	923

Stockholders’ equity:
Common stock, $0.001 par value per share; 250,000,000 shares authorized and 24,289,159 shares issued and outstanding	24
Preferred stock, $0.001 par value per share; 20,000,000 shares authorized and no shares issued or outstanding	—
Additional paid-in capital	175,266
Accumulated other comprehensive loss	(93)
Accumulated deficit	(119,676)

Total stockholder’s equity	55,521

Total capitalization	$56,444

The number of our shares of common stock shown as issued and outstanding in the above table excludes:

•	4,756,833 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2015, with a weighted average exercise price of $7.22 per share;

•	1,995,439 shares of common stock reserved for future issuance under our 2014 Stock Option and Incentive Plan; and

•	627,033 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan.

Selling stockholders

The following table presents information concerning the beneficial ownership of the shares of our common stock by the selling stockholders as of July 27, 2015, assuming no exercise of the underwriters’ option to purchase additional shares. As of July 27, 2015, there were 24,405,411 shares of our common stock outstanding.

The information in the table below with respect to the selling stockholders is obtained from the selling stockholders. When we refer to the “selling stockholders” in this prospectus supplement and the accompanying prospectus, we mean the selling stockholders listed in the table below as offering shares, as well as others who may hold any of the selling stockholders’ interests.

Name of selling stockholder	Shares beneficially owned prior to the offering		Shares offered (1)	Shares beneficially owned after the offering (1)		Shares subject to option (2)	Shares beneficially owned after the offering (2)
	Number	Percentage		Number	Percentage		Number	Percentage
Entities affiliated with General Catalyst Group II, L.P. (3)	4,465,078	18.3%	1,666,666	2,798,412	11.47%	249,999	2,548,413	10.44%
Entities affiliated with Highland Capital Partners VI Limited Partnership (4)	4,465,076	18.3%	1,450,000	3,015,076	12.35%	217,500	2,797,576	11.46%
Entities affiliated with Polaris Venture Partners III, L.P. (5)	4,465,076	18.3%	1,450,000	3,015,076	12.35%	217,500	2,797,576	11.46%

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.
(2)	Assumes full exercise of the underwriters’ option to purchase additional shares.
(3)	Consists of (i) 160,121 shares held of record by GC Entrepreneurs Fund II, L.P.; (ii) 4,304,957 shares held of record by General Catalyst Group II, L.P. General Catalyst GP II, LLC is the general partner of General Catalyst Partners II, L.P., which is the general partner of each of GC Entrepreneurs Fund II, L.P and General Catalyst Group II, L.P. Each of David Fialkow, David Orfao, a member of our Board of Directors, and Joel Cutler is a Managing Director of General Catalyst GP II, LLC and may be deemed to share voting and investment power over the shares held of record by GC Entrepreneurs Fund II, L.P and General Catalyst Group II, L.P. The address for General Catalyst Group II, L.P. and its affiliates is 20 Cambridge Road, 4th Floor, Cambridge, MA 02138.
(4)	Consists of (i) 2,794,892 shares held of record by Highland Capital Partners VI Limited Partnership (“Highland Capital VI”); (ii) 1,531,768 shares held of record by Highland Capital Partners VI-B Limited Partnership (“Highland Capital VI-B”); (iii) 138,416 shares held of record by Highland Entrepreneurs’ Fund VI Limited Partnership (“Highland Entrepreneurs’ Fund” and together with Highland Capital VI and Highland Capital VI-B, the “Highland Investing Entities”). Highland Management Partners VI Limited Partnership (“HMP”) is the general partner of Highland Capital VI and Highland Capital VI-B. HEF VI Limited Partnership (“HEF”) is the general partner of Highland Entrepreneurs’ Fund. Highland Management Partners VI, Inc. (“Highland Management” is the general partner of both HMP and HEF. Robert Davis, Paul Maeder, a member of our Board of Directors, Daniel Nova, Sean Dalton and Corey Mulloy are the managing directors of Highland Management (together, the “Managing Directors”). Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Directors have shared voting and investment control over all the shares held by the Highland Investing Entities. The principal business address for the Highland Entities is One Broadway, 16th Floor, Cambridge, MA 02142.
(5)

Consists of 4,287,790 shares held of record by Polaris Venture Partners III, L.P.; (ii) 110,250 shares held of record by Polaris Venture Partners Entrepreneurs’ Fund III, L.P., and (iii) 67,036 shares held of record by Polaris Venture Partners Founders’ Fund III, L.P. Polaris Venture Management Co. III, L.L.C. is the general partner of Polaris Venture Partners III, L.P., Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and

Polaris Venture Partners Founders’ Fund III, L.P. The managing members of Polaris Venture Management Co. III, L.L.C. are Terrance McGuire and Jonathan Flint, and as managing members of the general partner, they may be deemed to share voting and investment power over the shares held by Polaris Venture Partners III, L.P., Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and Polaris Venture Partners Founders’ Fund III, L.P. The mailing address of Polaris Venture Partners III, L.P. and its affiliated entities is 1000 Winter Street, Suite 3350, Waltham, MA 02451.

Certain U.S. federal income tax considerations for non-U.S. holders

The following is a summary of certain U.S. federal income tax considerations of the ownership and disposition of our common stock to non-U.S. holders. It is not intended to be a complete analysis of all the U.S. federal income tax considerations that may be relevant to non-U.S. holders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions or that any contrary position taken by the IRS would not be sustained by a court.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under any U.S. federal gift or estate laws. In addition, this discussion does not address the potential application of the Medicare contribution tax or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	an integral part or controlled entity of a foreign sovereign;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	controlled foreign corporations or passive foreign investment companies;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	entities that are treated as partnerships for U.S. federal income tax purposes;

•	persons that receive our common stock in connection with the provision of services;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or

•	persons who hold our common stock other than as a capital asset (generally, an asset held for investment purposes).

If a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION

OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. holder defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock (other than a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is an individual or corporation for U.S. federal income tax purposes and is not (1) an individual who is a citizen or resident of the United States, (2) a nonresident alien individual who is present in the U.S. for 183 days or more in a taxable year or has a “tax home” in the United States or (3) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States.

Distributions

We have not made any distributions on our common stock and do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, which will be subject to tax as described in “Gain on disposition of common stock” below.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 or successor form certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts withheld if you file an appropriate claim for refund with the IRS.

Gain on disposition of common stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by you in the United States);

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a “USRPHC,” at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. Corporate non-U.S. holders described in the first bullet above may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses. You should consult any applicable income tax or other treaties, which may provide different rules.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding the disposition or your holding period for our common stock. If gain on the sale or other taxable disposition of our stock is ever subject to tax because we are a USRPHC, you would be subject to regular U.S. federal income tax with respect to such gain, generally in the same manner as a U.S. person.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding (currently at a rate of 28%) unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN, Form W-8BEN-E or another appropriate version of IRS Form W-8 or successor form. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. FATCA imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of our common stock if they are paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. If the payee is a foreign financial institution, it must enter into an agreement with the

U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under FATCA, withholding on dividends of our stock currently applies, and withholding on payments of gross proceeds from the sale or disposition of our stock will be required for payments made on or after January 1, 2017. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors should consult their tax advisors regarding the impact of this legislation on their investment in our common stock.

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus supplement through a number of underwriters named below. J.P. Morgan Securities LLC, Barclays Capital Inc. and Piper Jaffray & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	1,598,333
Barclays Capital Inc.	1,141,666
Piper Jaffray & Co.	959,000
Stifel, Nicolaus & Company, Incorporated	456,667
Wells Fargo Securities, LLC	274,000
Oppenheimer & Co. Inc.	137,000

Total	4,566,666

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $.54 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 684,999 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $0.90 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per share	0.90	0.90
Total	4,109,999.40	4,726,498.50

We will pay the expenses of the offering on behalf of the selling stockholders, excluding the underwriting discount. We estimate that the total expenses of the offering will be approximately $600,000, excluding the underwriting discount.

Our common stock is listed on the New York Stock Exchange under the symbol “IMPR.”

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, for a period of 75 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing stock incentive plans.

Our directors and executive officers, and the selling stockholders, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions (including transfers as part of estate planning or distributions to such stockholders’ members, partners or stockholders), for a period of 75 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal Matters

The validity of the common stock being offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP, Boston Massachusetts.

Experts

The financial statements incorporated by reference into this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

This prospectus supplement, together with the accompanying prospectus supplement, is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement for a copy of such contract, agreement or other document.

Incorporation by reference

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 17, 2015;

•	Quarterly Report on Form 10-Q filed with the SEC for the quarters ended March 31, 2015 and June 30, 2015;

•	Current Reports on Form 8-K filed with the SEC on February 24, 2015, May 4, 2015, May 15, 2015 and July 29, 2015 (except for information contained therein which is furnished rather than filed); and

•	The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on June 23, 2014, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Imprivata, Inc., 10 Maguire Road, Lexington, Massachusetts 02421, Attention: John Milton, or by telephone request to (781) 674-2700.

Neither we nor any selling stockholder have authorized anyone to provide you with information other than what is incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. Neither we nor any selling stockholder are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PROSPECTUS

13,395,230

Common Stock

Offered by Selling Stockholders

The selling stockholders to be named in the applicable prospectus supplement may offer and sell up to an aggregate of 13,395,230 shares of common stock, from time to time, on the terms described in this prospectus or in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of the shares hereunder. The selling stockholders may sell the shares to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents, and any fees, conversions, or discount arrangements will be set forth in the applicable prospectus supplement accompanying this prospectus. This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

You should read this document and any applicable prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “IMPR.” On June 26, 2015, the closing price for our common stock, as reported on the New York Stock Exchange, was $16.03 per share. Our principal executive offices are located at 10 Maguire Road, Lexington, Massachusetts 02421.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 2 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 15, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell up to 13,395,230 shares of our common stock, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time the selling stockholders offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation by reference,” before buying any of the securities being offered.

Neither we nor any selling stockholder have authorized anyone to provide you with information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we or a selling stockholder may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

Unless the context otherwise indicates, references in this prospectus to “Imprivata,” “we,” “our,” “us” and “the Company” refer, collectively, to Imprivata, Inc., a Delaware corporation. Our principal executive offices are located at 10 Maguire Road, Lexington, Massachusetts 02421 and our telephone number is (781) 674-2700.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described above and in the documents incorporated herein by reference, including (i) our annual report on Form 10-K for the fiscal year ended December 31, 2014, which is on file with the SEC and is incorporated herein by reference, (ii) our quarterly report on Form 10-Q for the quarter ended March 31, 2015, which is on file with the SEC and is incorporated herein by reference, and (iii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the size and growth of the potential markets for our products and our ability to serve those markets;

•	the rate and degree of market acceptance of our products;

•	our expectations regarding our products’ performance;

•	the accuracy of our estimates regarding expenses, revenues and capital requirements;

•	regulatory developments in the United States and foreign countries;

•	the success of our sales and marketing capabilities;

•	the success of competing products that are or become available;

•	our ability to obtain additional financing if needed;

•	our ability to integrate acquired businesses;

•	our ability to obtain and maintain intellectual property protection for our proprietary assets; and

•	the loss of key technology or management personnel.

USE OF PROCEEDS

The selling stockholders are offering all of the shares of our common stock being offered pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. As of June 26, 2015, we had 24,319,784 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. All of our outstanding shares of common stock are, and the shares of common stock to be sold in this offering are, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be more favorable than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Anti-Takeover Law

Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies

Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No written consent of stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our by-laws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders

Our certificate of incorporation and by-laws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements

Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our by-laws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to certificate of incorporation and by-laws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our by-laws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock

Our certificate of incorporation provides for 20,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware general corporation law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Exchange listing

Our common stock is listed on the New York Stock Exchange under the symbol “IMPR.” On June 26, 2015, the closing price for our common stock was $16.03 per share. As of June 26, 2015, we had approximately 105 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

This prospectus relates to the possible sale by certain of our stockholders, who we refer to in this prospectus as the selling stockholders, of up to 13,395,230 shares of our common stock that were issued and outstanding prior to the date of the registration statement of which this prospectus forms a part. The selling stockholders are former holders of our preferred stock originally acquired through several private placements prior to our initial public offering. All of such shares of preferred stock were converted into shares of our common stock in connection with our initial public offering.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of securities beneficially owned by such selling stockholder that are covered by such applicable prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

The selling stockholders may sell our common stock:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods or any other method permitted by law.

The selling stockholders may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. In the applicable prospectus supplement relating to such offering, we will name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that the selling stockholders must pay to any such agent. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the shares of our common stock may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the shares of our common stock and any applicable restrictions.

The prospectus supplement with respect to a particular offering will describe the terms of the offering of the shares of our common stock, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are used in the sale of the shares of our common stock in respect of which this prospectus is delivered, the selling stockholders will enter into an underwriting agreement, sales agreement or other agreement with them at the time of sale to them, and we will set forth in the applicable prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

In connection with the offering of securities, the selling stockholders may grant to the underwriters an option to purchase additional securities with an additional underwriting commission, as may be set forth in the applicable prospectus supplement. If the selling stockholders grant any such option, the terms of such option will be set forth in the applicable prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, the selling stockholders will sell such securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

The selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. In addition, we have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, and the selling stockholders will be entitled to contribution from us with respect to those liabilities. The selling stockholders have agreed to indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from the selling stockholders with respect to those liabilities.

If so indicated in the applicable prospectus supplement, the selling stockholders will authorize underwriters or other persons acting as agents of the selling stockholders to solicit offers by certain institutions to purchase securities from the selling stockholders pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the selling stockholders’ approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as the selling stockholders’ agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for the selling stockholders. Any remarketing firm will be identified and the terms of its agreement, if any, with the selling stockholders and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the selling stockholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

In order to facilitate the offering of the shares of our common stock, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the shares of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

The selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 17, 2015;

•	Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2015;

•	Current Reports on Form 8-K filed with the SEC on February 24, 2015, May 4, 2015, and May 15, 2015 (except for information contained therein which is furnished rather than filed); and

•	The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on June 23, 2014, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Imprivata, Inc., 10 Maguire Road, Lexington, Massachusetts 02421, Attention: John Milton, or by telephone request to (781) 674-2700.

Neither we nor any selling stockholder have authorized anyone to provide you with information other than what is incorporated by reference or provided in this prospectus or any applicable prospectus supplement. Neither we nor any selling stockholder are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

4,566,666 Shares

Common stock

Prospectus supplement

J.P. Morgan	Barclays	Piper Jaffray

Stifel

Wells Fargo Securities	Oppenheimer & Co.

August 5, 2015